Exhibit 1(n)

BLACKROCK LARGE CAP FOCUS GROWTH FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK LARGE CAP FOCUS GROWTH FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Seven Hundred Million (700,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares

Investor A Common Stock	250,000,000
Investor C Common Stock	50,000,000
Institutional Common Stock	200,000,000
Class K Common Stock	100,000,000

Total:	600,000,000

The remainder of the authorized capital stock of the Corporation, One Hundred Million (100,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Seventy Million Dollars ($70,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby increases the total number of authorized shares of capital stock of the Corporation by Five Billion Four Hundred Fifty Million (5,450,000,000) shares and designates (a) One Billion Seven Hundred Fifty Million (1,750,000,000) of such newly authorized shares as Investor A Common Stock, (b) One Billion Eight Hundred Million (1,800,000,000) of such newly authorized shares as Institutional Common Stock, and (c) One Billion Nine Hundred Million (1,900,000,000) of such newly authorized shares as Class K Common Stock.

THIRD: After the increase in, and designation of, authorized shares of capital stock of the Corporation as set forth herein, the Corporation will have the authority to issue Six Billion One Hundred Fifty Million (6,150,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares

Investor A Common Stock	2,000,000,000
Investor C Common Stock	50,000,000
Institutional Common Stock	2,000,000,000
Class K Common Stock	2,000,000,000

Total:	6,050,000,000

Exhibit 1(n)

The remainder of the authorized capital stock of the Corporation, One Hundred Million (100,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Six Hundred Fifteen Million Dollars ($615,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

[signatures on the next page]

Exhibit 1(n)

IN WITNESS WHEREOF, BLACKROCK LARGE CAP FOCUS GROWTH FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 20th day of September 2023.

ATTEST:	BLACKROCK LARGE CAP FOCUS GROWTH FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

3